Exhibit 99.1

FOR IMMEDIATE RELEASE	January 27, 2004

For further information contact:
Edward S. Wozniak
Senior Vice President, Chief Financial Officer
(317) 612-2243
ewozniak@galyans.com

GALYAN’S UPDATES GUIDANCE FOR FOURTH QUARTER
AND FISCAL YEAR 2003

PLAINFIELD, IN – January 27, 2004—Galyan’s Trading Company, Inc. (NASDAQ:GLYN) today updated previously issued comparable same store sales guidance for its fiscal fourth quarter and provided additional information with respect to expected results in the fiscal fourth quarter and fiscal year ending January 31, 2004.

For the fiscal fourth quarter, the company currently expects a comparable store sales decrease of approximately 4.7%. In its November release announcing fiscal third quarter results, the company had stated that it expected comparable store sales in the fourth fiscal quarter to be in the flat to low single digit negative range.

The company will report full fiscal fourth quarter results on Thursday, March 18, 2004 and currently expects to report fourth quarter net sales of approximately $249 million and fully diluted earnings per share between $0.60 and $0.62.

As a result, the company anticipates reporting full year net sales of approximately $690 million, a comparable store sales decrease of approximately 5.9 percent and fully diluted earnings per share between $0.24 and $0.26.

The expectations for fiscal 2003 results are based on less than expected sales and continued markdowns in a highly promotional retail environment. Comparable store sales decreased from expectations primarily due to softness in the outdoor apparel and equipment categories. The earnings estimate includes a charge of approximately $0.07 per diluted share related to additional year-end markdowns to improve inventory freshness in the apparel and outdoor equipment categories, and a charge of $0.04 per diluted share related to a reserve against a capital loss carry forward that is not anticipated to be used before it expires in respect of an e-commerce investment written off in fiscal 2000.

Robert B. Mang, Chief Executive Officer and Chairman of the Company, commented, “We are disappointed with our sales and earnings performance in the fourth quarter of fiscal 2003 and have taken the appropriate actions to properly position our business as we enter the spring season of fiscal 2004.

Quarterly Call Information

Robert B. Mang, Chief Executive Officer and Chairman of the Company, will host the Company’s conference call on Thursday, March 18, 2004 at 10:00 a.m. ET, to discuss the results of the fourth quarter. The conference call will be available to all interested parties via a Webcast from www.galyans.com, www.firstcallevents.com or by phone. Details will be provided at a later date.

About Galyan’s Sports and Outdoor Adventure

Galyan’s is a specialty retailer that offers a broad range of products that appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. Galyan’s operates 43 stores in 19 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear.

Forward-Looking Statements

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our management: risks associated with our ability to implement our growth strategies or manage our growing business, including the availability of suitable store locations on appropriate financing and other terms and the availability of adequate financing sources; the impact of increased competition and its effect on pricing and expenses associated with advertising and promotion in response thereto; risks related to the level of markdowns necessary to clear aged inventory; risks associated with the seasonality of the retail industry, the retail sporting goods industry and our business; the potential impact of natural disasters or national and international security concerns on the retail environment and risks relating to the regulation of the products we sell, including firearms. See our Annual Report on Form 10-K for the year ended February 1, 2003, as filed with the Securities and Exchange Commission, for a more detailed discussion of these matters and other risk factors. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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